EXHIBIT 99

      [PFIZER LOGO]
      For Immediate Release                     Contact: Andy McCormick
      June 19, 2000                                        212-573-1226




         FTC GRANTS FINAL CLEARANCE FOR PFIZER/WARNER-LAMBERT MERGER,
                           TRANSACTION COMPLETED TODAY
                                     ---
 NEW PFIZER COMBINES COMPLEMENTARY PHARMACEUTICAL PORTFOLIOS, STRONG RESEARCH
                  PLATFORMS AND OUTSTANDING GLOBAL SALES AND
                             MARKETING CAPABILITIES

NEW YORK, June 19 -- Pfizer Inc said today that the Federal Trade Commission
(FTC) has accepted a consent decree clearing the way for the company's merger with Warner-Lambert. The merger was completed today.

Under the terms of the merger agreement, Pfizer is exchanging 2.75 shares of Pfizer common stock for each share of Warner-Lambert common stock in a tax-free transaction.

With a market capitalization of $302 billion, Pfizer now ranks 5th among the world's largest companies. The company estimates year 2000 revenues of more than $31 billion, and anticipates compound annual diluted earnings per share growth of at least 25 percent from 1999 to 2002, excluding unusual gains and charges as well as merger-transaction, integration and restructuring charges.

"This is a defining moment for Pfizer, completing the first major pharmaceutical industry merger executed from a position of strength for both companies involved," said William C. Steere, Jr., Pfizer chairman and chief executive officer. "Combining the two fastest-growing companies in the industry creates a global leader in the discovery of health and consumer products that will benefit millions around the world."

In both 1999 and the first quarter of 2000, Warner-Lambert and Pfizer were, respectively, the first and second fastest-growing major research-based pharmaceutical companies. With the merger completed, Pfizer is the largest pharmaceutical company in the world in terms of sales, and the new company's rate of income growth will be the highest among the major companies in the industry, the company said.

"We are very pleased that one of the largest mergers in business history has proceeded smoothly," Mr. Steere continued. "This reflects the complementary nature of Pfizer and Warner-Lambert, as well as the hard work of thousands of people from both companies to accomplish this merger."

The new Pfizer will have outstanding growth prospects based on:

o The industry's broadest portfolio of leading pharmaceuticals, with major products in cardiovascular, lipid lowering, central nervous system disorders, infectious diseases and women's health;

o    Eight products on track for more than $1 billion in annual sales this year;

o The industry's largest R&D budget, at $4.7 billion for the year 2000, and a scientific staff of over 12,000;

o The industry's most productive and highly regarded sales and marketing organization;

o A strong international presence in all major markets, including Japan, where Pfizer is the leading non-Japanese pharmaceutical company; and

o A significant consumer business encompassing many of the world's best-known brands including Halls, Tetra, Benadryl, Sudafed, Listerine, Desitin, Schick, Visine, Ben Gay, Lubriderm, Zantac 75 and Cortizone.

Since 1996, Pfizer and Warner-Lambert have worked in partnership to launch and promote the cholesterol-lowering agent Lipitor. Lipitor is the number one statin worldwide and the fastest-growing product in its category. Lipitor was launched in May in Japan, the world's second-largest pharmaceutical market.

Henry A. McKinnell, Ph.D., president and chief operating officer of Pfizer, who is leading the integration process, said: "Because of the remarkable similarities between the two companies and our successful partnership on Lipitor, the transition- and integration-planning process has been rapid and efficient. We therefore expect to make quick progress in rapidly bringing together the best of both companies to create a new Pfizer."

John F. Niblack, Ph.D., vice chairman and president of Pfizer Global Research and Development, said: "Our research pipeline is robust, with 131 compounds in development in areas including central nervous system disorders, oncology, cardiovascular disease, metabolic disease and infectious disease. We have the scope and scale to discover many breakthrough medicines in the 21st century."

S. Morgan Morton, senior vice president of Pfizer and president of the Warner-Lambert Consumer Group, said: "The strong consumer health business provides an excellent platform for future switches of prescription-only medicines to over-the-counter (OTC) brands. We have done this successfully with Zantac 75 and will be seeking additional opportunities."

The FTC has directed Pfizer to divest its interest in RID, a treatment for head lice that competes with NIX, a Warner-Lambert product, and to divest its rights to an anti-cancer compound in early clinical development, which is similar to a compound at a similar stage at the Parke-Davis research unit of Warner-Lambert. RID is under contract to be sold to an undisclosed party and rights to the research compound have been turned over to OSI, Inc., the research collaborator on the project. Pfizer will continue the anti-cancer development program initiated by Parke-Davis, which has become part of the Pfizer Global Research and Development organization through the merger, and will continue other research collaborations with OSI.

Also under terms of the FTC order, Warner-Lambert will end its agreement to co-promote Celexa, which competes with Pfizer's Zoloft, a selective serotonin re-uptake inhibitor for the treatment of depression, obsessive-compulsive disorder and panic disorder. Finally under terms of the order, Warner-Lambert is under contract to divest its interest in Cognex, an Alzheimer's disease treatment that competes with Aricept, which Pfizer co-promotes with Eisai Co., Ltd., which discovered the product.

Pfizer said it did not expect any of these divestiture activities to have a material impact on the current or future performance of the company.

Pfizer expects to realize at least $1.6 billion in merger-related cost-savings and efficiencies by 2002. Cost savings will come from eliminating organizational redundancies; optimizing global manufacturing; and centralizing separate distribution systems. The company will also leverage a combined $12 billion in annual external purchases.

"By every standard," Mr. Steere said, "the new company will be better as well as bigger, as these two companies -- with records of success going back to the 19th Century -- accelerate their growth and speed the process of innovation. We will be leaders in providing outstanding returns to our shareholders, discovering and developing outstanding medicines and consumer products, exceeding the expectations of our customers, attracting and developing the best workforce and contributing to the communities in which we live and work. The creation of this great new company marks the most important event in Pfizer's 151-year history."

Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the cautionary statements in Part 1 of our 1999 Form 10-K, which we incorporate by reference.